Exhibit 99.1

Press Contact:	Nicole Anderson Ciena Corporation (877) 857-7377 pr@ciena.com

Investor Contact:	Gregg Lampf Ciena Corporation (888) 243-6223 ir@ciena.com
Ciena Announces Proposed Offering of
$175 Million in Convertible Senior Notes Due 2018
LINTHICUM, Md. — October 12, 2010 — Ciena® Corporation (NASDAQ: CIEN) today announced that it intends to offer, subject to market and other conditions, $175 million in aggregate principal amount of Convertible Senior Notes due 2018 (the “Notes”). Additionally, Ciena intends to grant the initial purchasers a 30-day over-allotment option to purchase up to an additional $35 million aggregate principal amount of Notes on the same terms and conditions. The Notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Notes will be Ciena’s senior unsecured obligations and will rank equally with all of Ciena’s other existing and future senior unsecured debt. The interest rate, conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.
Ciena intends to use the net proceeds from the sale of the Notes for general corporate purposes, including the repurchase, or repayment at maturity, of a portion of its outstanding 0.25% Convertible Senior Notes due May 1, 2013.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes and the shares of Ciena common stock issuable upon conversion of the Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.
###
Note to Ciena Investors
Forward Looking Statements: This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Quarterly Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on September 8, 2010. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.